EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit (the “Schedule 13D”), and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed in one or more counterparts.

Date:  February 23, 2012

Hariden, LLC
/s/ Adam S. Grossman
By:	Adam S. Grossman Managing Member

/s/ Adam S. Grossman
Adam S. Grossman